Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Xinzi

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary Shares, $0.0001 par value per share(2)(3)	457	(o)	1,725,000	$6.00	$10,350,000	0.00015310	$1,584.58
Fees to be Paid	Equity	Ordinary Shares, $0.0001 par value per share issuable upon exercise of Underwriter’s warrants (2)(4)	457	(g)	86,250	$6.00	$517,500	0.00015310	$79.22

	Total Offering Amounts				1,811,250		$10,867,500

	Total Fees Due								$1,663.80

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional shares of Class A common stock that shall be issuable after the date hereof as a result of stock splits, stock dividends, or similar transactions.

(3) Includes 225,000 Ordinary Shares which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(4) The underwriters’ warrants are equal to five percent (5%) of the total numbers of Ordinary Shares issued in the initial public offering (including any Ordinary Shares sold as a result of the exercise of the underwriters’ over-allotment option) and are exercisable for a price per share equal to 120% of the initial public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), the proposed maximum aggregate offering price of the underwriters’ warrants is $517,500, which is equal to 5% of 1725,000.